NEWS BULLETIN	HEMAGEN(R)DIAGNOSTICS, INC.
9033 Red Branch Road, Columbia, MD 21045
AT THE COMPANY:
William P. Hales, President & CEO (443) 367-5500 Tel. (443) 367-5527 Fax
FOR IMMEDIATE RELEASE August 19, 2004	OTC: HMGN.OB

HEMAGEN REPORTS THIRD QUARTER AND NINE MONTH FINANCIAL RESULTS

COLUMBIA, MD — Hemagen Diagnostics, Inc. (OTC: HMGN.OB) a biotechnology company that develops, manufactures, and markets proprietary medical diagnostic test kits, today reported operating results for the third fiscal quarter and nine-months ended June 30, 2004. For the three-month period ended June 30, 2004, the net loss was $713,000 or ($0.07) per share, compared to a net loss of $32,000 or ($0.04) per share for the period ended June 30, 2003. For the nine-month period ended June 30, 2004, the net loss was $1,673,000 or ($0.17) per share as compared to a loss of $1,235,000 or ($0.12) per share for the same period ended June 30, 2003.

The increase in net loss was mainly attributable to the non-cash amortization of discount related to the company’s debt. After adjusting for non-cash charges including depreciation, amortization, and non-cash interest, the net loss for the quarter ended June 30, 2004 was $123,000 compared to net income of $33,000 for the quarter ended June 30, 2003. After adjusting for non-cash charges including depreciation, amortization, and non-cash interest the net loss for the nine months ended June 30, 2004 was $20,000 compared to a net loss of $28,000 for the nine months ended June 30, 2003.

Revenues for the quarter ended June 30, 2004 were $2,132,000 as compared to revenues of $2,169,000 for the quarter ended June 30, 2003, a decrease of $38,000 or 2%. Revenues for the nine-month period ended June 30, 2004 were $5,785,000 as compared to revenues of $6,201,000 for the nine-month period ended June 30, 2003, a decrease of $416,000 or 7%. This decrease was mainly due to:

•	A decrease in sales of our Virgo® Autoimmune and Infectious Disease product line of approximately $339,000 resulting from approximately $150,000 of lower sales from the loss of a contract with a large reference lab customer, $97,000 of lower sales to foreign distributors, and $85,000 of lower sales to domestic reference labs resulting from consolidation within the reference lab market.

•	A decrease in sales at our Raichem division of $250,000 mainly related to lower sales to an OEM customer.

•	These decreases were offset by an increase of $240,000 at the Company’s Brazilian subsidiary.

Gross Margins were 26% in the quarter ended June 30, 2004 as compared to 32% for the quarter ended June 30, 2003. The decrease in gross margin for the quarter resulted from lower margins at the company’s Raichem division, which resulted from higher material usage and lower sales in the quarter. Gross margins increased 1% to 33% in the nine-month period ended June 30, 2004 as compared to 32% for the nine-month period ended June 30, 2003.

At June 30, 2004, Hemagen had negative working capital of $517,000 as compared to working capital of $3,487,000 and a current ratio of 3.5 to 1.0, at June 30, 2003. This reduction in working capital is due to the classification of the Company’s outstanding Senior Subordinated Secured Convertible Notes from a long-term liability to a current liability since they mature on April 17, 2005, within one year.

Hemagen is currently in discussion with the Noteholders to restructure the Notes with a new instrument in its place. Hemagen will not have sufficient cash to pay off these notes unless it restructures its current notes, or raises cash in a new debt or equity offering. The new instrument that the Company is proposing to the noteholders may include a partial exchange for common stock and the remainder being exchanged for preferred stock is convertible to common stock. This exchange offering will potentially have a dilutive impact on the shareholders of the Company.

Hemagen had $484,000 of cash on hand at June 30, 2004, as compared to cash on hand of $672,000 at June 30, 2003, a decrease of $188,000. The reduction in cash balance is attributed to slower collection of accounts receivable than the previous period as well as the Company accelerating some of its payments to significant vendors as compared to the previous period. In addition, during the current quarter, the Company paid $62,000 for non-compete agreements and the purchase of an additional 32.7% of the shares of its previously 51% owned Brazilian subsidiary, Hemagen Diagnosticos Comercio Importacao e Exportacao, from two of the three minority partners. Hemagen’s current ownership has increased to 83.7% of the subsidiary.

William P. Hales, President and CEO, said, “We remain focused on increasing core sales, pursuing profitable growth opportunities, and restructuring our Notes in the near term. We believe we will be able to restructure our notes prior to their maturity in a transaction that will be favorable to both our shareholders and noteholders but can make no assurances that we will be able to do so. Furthermore, we expect this restructuring to improve the financial results of the Company by eliminating the excessive non-cash charges related to the amortization of the debt discount on the existing notes, and reducing the interest paid. In the nine months ended June 30, 2004, approximately $1,216,000 of the loss reported, or $0.12 of the $0.17 net loss per share reported, related to these non-cash charges.

The Company is also pleased with the additional investment it has made in its Brazilian subsidiary. We believe that acquiring the additional ownership will allow us to invest more time and marketing effort in a growing market and allow us to use our Brazilian operations to grow in all of South and Central America.”

HEMAGEN DIAGNOSTICS, INC. AND SUBSIDIARYCONSOLIDATED
STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Revenues	$2,132,000	$2,169,000	$5,785,000	$6,201,000
Costs and Expenses:
Cost of Product sales	1,585,000	1,471,000	3,850,000	4,226,000
Research and development	71,000	58,000	182,000	167,000
Selling, general and administrative	523,000	632,000	1,743,000	1,971,000
Other Operating Expense	62,000	--	62,000	--

Operating Income (Loss)	(109,000)	8,000	(52,000)	(163,000)

Other expenses, net	(599,000)	(400,000)	(1,597,000)	(1,072,000)

Net loss before income taxes	$(708,000)	$(392,000)	$(1,649,000)	$(1,235,000)

Income tax expense	(5,000)	--	(24,000)	--

Net loss	$(713,000)	$(392,000)	$(1,673,000)	$(1,235,000)

Net loss per share-Basic and Diluted	($ 0.07)	($ 0.04)	($ 0.17)	($ 0.12)

RECONCILIATION OF EARNINGS BEFORE NON-CASH CHARGES FOR THE THREEAND
NINE-MONTH PERIODS ENDED JUNE 30, 2004 (UNAUDITED)

	Three Months Ended		Nine Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Net loss	$(713,000)	$(392,000)	$(1,673,000)	$(1,235,000)
Adjusted for:
Depreciation and Amortization	126,000	161,000	437,000	499,000
Non-cash amortization of debt
discount	463,000	264,000	1,216,000	694,000
Other non cash charges	--	--	--	14,000

Net Income (Loss) before non-cash charges	$(124,000)	$33,000	$(20,000)	$(28,000)

Hemagen believes that illustration of results without non-cash charges is useful because of the magnitude of its non-cash charges.

Hemagen Diagnostics, Inc., is a biotechnology company that develops, manufactures, and markets more than 150 FDA-cleared proprietary medical diagnostic test kits used to aid in the diagnosis of certain autoimmune and infectious diseases. Hemagen also manufactures and markets a complete line of Clinical Chemistry Reagents through its wholly owned subsidiary RAICHEM. In addition, Hemagen manufactures and sells the Analyst® an FDA-cleared Clinical Chemistry Analyzer used to measure important constituents in human and animal blood, and the Endochek, a clinical chemistry analyzer used to measure important constituents in animal blood. In the United States, the Company sells its products directly to physicians, veterinarians, clinical laboratories and blood banks and on a private-label basis through multinational distributors of medical supplies. Internationally, the Company sells its products primarily through distributors. The Company sells the Analyst® and the Endochek both directly and through distributors servicing physicians’ office laboratories and veterinarians’ offices. Homage’s products are used in many of the largest Laboratories, Hospitals, and Blood Banks around the world. Hemagen sells its products to over 1,000 customers worldwide. The company focuses on markets that offer significant growth opportunities. The Company was incorporated in 1985 and became a public company in 1993.

Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, including those described in the Company’s Securities and Exchange Commission Reports and Filings.

Certain Statements contained in this News Bulletin that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward looking statements because they involve unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Forward looking statements may be identified by words such as estimates, anticipates, projects, plans, expects, intends, believes, should and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning the establishments of reserves and adjustments for dated and obsolete products, expected financial performance, on-going business strategies and possible future action, which Hemagen intends to pursue to achieve strategic objectives, constitute forward-looking information. The sufficiency of such reserves and adjustments, expected performance, implementation of on-going business strategies and possible future action, the achievement of financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance to differ materially from these forward looking statements, include without limitation, management’s analysis of Homage’s assets, liabilities and operations, the failure to sell date sensitive inventory prior to its expiration, the inability of particular products to support goodwill allocated to them, competition, new product development by competitors which could render particular products obsolete, the inability to develop or acquire and successfully introduce new products or improvements of existing product costs and difficulties in complying with laws and regulations administered by the U. S. Food and Drug Administration and the ability to assimilate successfully product acquisitions.